Exhibit 23.2

                          INDEPENDENT AUDITORS CONSENT

To the Board of Directors of American Commerce Solutions, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2001 with respect to the consolidated balance sheets of American Commerce Solutions, Inc. as of February 28, 2001 and February 29, 2000 and the related statements of operations and stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the Annual Report on Form 10KSB of American Commerce Solutions, Inc. for the year ended February 28, 2001.

/s/ Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
February 15, 2002